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                                 EXHIBIT NO. 2.1

                            ASSET PURCHASE AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION


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               ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

     This Asset Purchase Agreement ("Agreement") is made as of February 29, 1996 to be effective as of the 1st day of March, 1996, by, between and among UCI Medical Affiliates, Inc., a Delaware corporation ("UCI"), UCI Medical Affiliates of South Carolina, Inc., a South Carolina corporation and wholly owned subsidiary of UCI ("UCI of SC"), Doctor's Care, P.A., a South Carolina professional corporation ("Doctor's Care"), Carolina Examination Services, Inc., a South Carolina corporation ("Seller"), and Robert Borucki, M.D.
("Borucki").

     INTRODUCTION. Seller owns and operates a medical practice located at 1714 Providence Street, Columbia, South Carolina 29204 ("Premises"). Borucki is the sole shareholder of Seller. UCI of SC owns and/or leases various medical-related facilities and equipment in South Carolina and has contracted with Doctor's Care to provide health care services at such facilities. Seller and/or Borucki desires to (i) transfer Seller's patient records to Doctor's Care, (ii) enter into an employment agreement between Doctor's Care and Borucki dated as of March 1, 1996, and (iii) transfer to UCI of SC as of 12:01 a.m. on March 1, 1996 (the "Effective Date") certain assets of the Seller upon the terms and conditions set forth herein. This Agreement provides for the transfer of the Assets (hereinafter defined) from Seller to UCI of SC.

     The parties hereto desire the reorganization to comprise in general the conveyance by Seller to UCI of SC of substantially all of the assets of Seller, the issuance by UCI to Seller of shares of UCI's voting common stock, the assumption by UCI of SC of certain accounts payable of Seller, the distribution by Seller to its shareholder of the shares of UCI voting common stock received by Seller, and the dissolution of Seller, all upon and subject to the terms and conditions of the agreement hereinafter set forth.

     AGREEMENT. NOW, THEREFORE, in consideration of these premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   SALE OF ASSETS TO UCI OF SC.

     1.1 Transfer of Assets. At the Closing, for the consideration herein provided, Seller shall convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned, and delivered, to UCI of SC, and UCI of SC shall purchase and accept from Seller, all of Seller's right, title, and interest (as the case may be) in and to following assets (collectively "Assets"):

              1.1.1 All of the machinery, equipment, computer and telephone systems (including hardware and software), furniture, furnishings, office equipment, customer and patient lists, and related tangible personal property respecting Seller's business conducted in the Premises (the "Business"), including (without limitation) the items described in Exhibit A attached hereto.

              1.1.2 All of the Goodwill, permits, licenses, computer software and related intangible personal property of the Business and certain leases existing at the Closing which are specifically itemized in Exhibit B attached hereto. Seller shall be responsible for obtaining the necessary consents, if any, to assignment of such intangible assets. The parties hereto acknowledge and agree that Seller shall not assume any equipment leases, personal property leases or real property leases other than such leases set forth on Exhibit B attached hereto.

              1.1.3   All of the inventory of the Business, wherever located.

              1.1.4 All of Seller's repair and service contracts and warranties (which are acceptable to UCI of SC in its sole discretion) used or useful in the Business.

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     1.2 Method of Transfer. The transfer and sale of the Assets will be evidenced by appropriate Bills of Sale, assignments and other instruments executed and delivered by Seller and/or Borucki to UCI of SC and/or Doctor's Care at Closing, as set forth in this Agreement.

     1.3 Not a Sale of Business. This transaction constitutes the sale of assets by Seller and not the sale of a business; provided, however, that anything contained in this Agreement to the contrary notwithstanding, it is the intent of the parties that UCI of SC purchase and acquire and Seller sell and transfer the complete operating process of the Business and all properties and interest necessary to operate the Business substantially as it is presently being operated.

     1.4 Possession. UCI of SC shall take, and Seller shall deliver, possession of the Assets at completion of Closing (as defined below) to be effective as of the Effective Date (as defined below).

2.   TRANSFER OF SELLER'S PATIENT RECORDS TO DOCTOR'S CARE.

     2.1 Transfer of Patient Records. At Closing, for and in consideration of Ten ($10.00) Dollars and no other consideration, Seller and Borucki shall transfer and deliver to Doctor's Care all of Borucki and Seller's right, title and interest in and to any medical records in their possession that were made in treating Seller's patients and all records transferred to Seller concerning prior treatment of any patient (the "Patient Records").

     2.2 Method of Transfer. The transfer of the Patient Records will be evidenced by an appropriate bill of sale substantially in the form attached hereto as Exhibit G, executed and delivered by Seller and Borucki to Doctor's Care at Closing, as set forth in this Agreement.

     2.3 Notices. Seller shall cause any public notices to be filed in a timely manner and to otherwise comply with all requirements of the Physician's Patient Records Act or any other applicable law, regulation, rule or ordinance related to the transfer of the Patient Records.

     2.4 Possession. Doctor's Care shall pick up and take, and Seller shall relinquish, possession of the Patient Records at Closing, to be effective as of the Effective Date (as defined below).

3.   CONSIDERATION FOR ACQUISITIONS.

     3.1 Purchase Price. The purchase price ("Purchase Price") for the Assets shall be payable as follows:


              3.1.1 Common Stock. UCI shall issue to Seller certificates representing such numbers of shares of the Voting Common Stock of UCI, $0.05 par value (the "Shares"), having an aggregate value of One Hundred Thousand ($100,000) Dollars. For purposes hereof, the price per share of the Shares shall be the closing ask price on the date immediately prior to the Closing. The Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable. The certificate evidencing the Shares shall bear a restrictive legend in substantially the following form:

              THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, HAVE BEEN TAKEN WITHOUT A VIEW TO THE DISTRIBUTION THEREOF WITHIN THE MEANING OF SUCH ACT, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY WILL NOT TRANSFER SUCH SHARES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE COMPANY, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH,


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              THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL
              NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

              3.1.2 Assumption of Certain Accounts Payable. UCI of SC shall assume, as of the Effective Date, certain accounts payable of Seller, not to exceed a cumulative aggregate total, with respect to these two accounts payable, of Twenty-Five Thousand ($25,000.00) Dollars. Seller shall be responsible for obtaining the necessary consents, if any, to the assignment of such accounts, all as set forth on Exhibit H.

              3.1.3 Contingent Additional Payment. If the cumulative aggregate total of the accounts payable assumed by UCI of SC as more fully described in Section 3.1.2 hereof is less than Twenty-Five Thousand ($25,000.00) Dollars, UCI of SC shall pay to Seller at Closing the sum of cash equal to the difference between Twenty-Five Thousand Dollars and the cumulative aggregate total of the accounts payable which UCI of SC has assumed in
     Section 3.1.2 above.

4.   CLOSING.

     4.1 Closing Date. The closing of the sale and purchase of the Assets and related transactions ("Closing") shall take place on February 29, 1996, commencing at 5:30 p.m. (local time), at the offices of Nexsen Pruet Jacobs & Pollard, LLP located at 1441 Main Street, Suite 1500, Columbia, South Carolina or such other time and place as may be mutually agreed upon in writing by the parties (alternatively "Closing). In the event Closing set forth in this Section 4 is changed to a different date, all references in this Agreement to Closing shall be deemed to refer to the time and date agreed upon by the parties, in the manner set forth herein. The effective date for the transactions contemplated herein shall be March 1, 1996 (the "Effective Date").

     4.2.     Transactions at Closing.  At the Closing:

              4.2.1 Upon receipt of an investment letter in the form of Exhibit C attached hereto duly executed by Seller and Borucki, UCI shall issue to Seller a certificate evidencing the Shares pursuant to Section 3.1.1. If such certificate is not available at Closing, UCI will provide Seller with a copy of the instructions which UCI will forward to its transfer agent instructing such agent to issue a certificate evidencing the Shares to Seller.

              4.2.2 Seller and Borucki shall deliver to UCI of SC or Doctor's Care, as applicable, the bills of sale, assignments, titles, certificates, and other documents, agreements and instruments, in form and substance required by this Agreement, as described in Section 4.3.

              4.2.3 UCI of SC shall deliver to Seller and Borucki the documents, agreements and instruments in form and substance required by this Agreement, as described in Section 4.4.

              4.2.4 Borucki and Doctor's Care shall each deliver to the other the employment agreement substantially in the form of Exhibit D attached hereto (the "Employment Agreement").

              4.2.5 All employees of Seller directly and primarily associated with the Business will cease to be employees of Seller, and Doctor's Care and/or UCI of SC may, subject to the exercise of Doctor's Care's and/or UCI of SC's sole discretion, offer immediately or thereafter to hire any or all of such persons. Doctor's Care and/or UCI of SC shall be entitled to hire only those employees of Seller which Doctor's Care and/or UCI of SC elects in its sole discretion to hire, and Doctor's Care and/or UCI of SC shall not assume any liability whatsoever to any employee of Seller not hired by Doctor's Care and/or UCI of SC. Seller will be responsible for paying and reporting all costs and liabilities, including but not limited to compensation, federal and state withholding taxes, federal and state unemployment taxes, all employee benefit costs, and worker's compensation claims incurred or accrued prior to the Effective Date.

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              4.2.6 The Parties will take such other actions contemplated at
Closing by this Agreement.

     4.3 Seller and Borucki's Documents. At Closing, Seller and Borucki shall deliver or cause to be delivered, at Seller's expense, the following duly executed, lawful and effective documents and instruments:

              4.3.1 A bill of sale for tangible personal property and fixtures composing portions of the Assets substantially in the form attached hereto as Exhibit E to UCI of SC.

              4.3.2 An assignment of intangible personal property composing portions of the Assets substantially in the form attached hereto as Exhibit F to UCI of SC.

              4.3.3 An Investment Letter substantially in the form attached hereto as Exhibit C to UCI.

              4.3.4 A bill of sale for the Patient Records to Doctor's Care substantially in the form attached hereto as Exhibit G.

              4.3.5 The Employment Agreement substantially in the form attached hereto as Exhibit D to Doctor's Care.

              4.3.6 Seller will deliver to UCI of SC copies of such duly filed UCC termination statements, mortgages or lien satisfactions and other documents, as are reasonably required by UCI of SC to evidence Seller's and/or Borucki's clear and marketable title to the Assets.

              4.3.7 Copy of all current data, contracts and information for the Business.

              4.3.8 Certified Resolutions of the directors and shareholders of Seller authorizing the transaction contemplated herein.

     4.4 Documents of UCI, UCI of SC or Doctor's Care. At Closing UCI, Doctor's Care and/or UCI of SC shall deliver or cause to be delivered to Seller or Borucki (as the case may be), at their expense, the following duly executed, lawful, and effective documents and instruments:

              4.4.1 UCI will deliver a certificate evidencing the Shares, or if such certificate is not available, a copy of the instructions which UCI will forward to its transfer agent instructing such agent to issue a certificate evidencing the Shares to Seller.

              4.4.2 Doctor's Care will deliver the Employment Agreement substantially in the form attached hereto as Exhibit D.

     4.5 Conditions of Title. At Closing, the Assets shall be conveyed by appropriate instruments of conveyance free and clear of all claims, security interests, liens and encumbrances except personal property and ad valorem taxes for the year of Closing (which shall be prorated as provided in this Agreement), or leases, if any, which remain outstanding which have been assumed by UCI of SC.

     4.6      Transactions Subsequent to Closing.

              4.6.1 Employment Matters. Nothing contained herein shall be construed to create any liability for UCI, UCI of SC or Doctor's Care to present or past employees of Seller, or to the South Carolina Employment Security Commission or any other person or entity or regulatory agency for periods prior to the Effective Date.

              4.6.2 Confidentiality. Seller shall hold in confidence all documents and information concerning the Business and the Assets (except that Seller may, after reasonable notice to UCI of SC disclose such documents and information, or copies or summaries thereof, to any governmental

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     authority reviewing the transactions contemplated hereby or as required in Seller's reasonable judgment pursuant to Federal or state laws or court order).

              4.6.3 Taxes. Seller shall file such tax returns and reports and pay such taxes as are required for periods ending with the day before the Effective Date.

              4.6.4 Creditors. Seller shall promptly pay all of Seller's valid liabilities and perform all of Seller's valid obligations which Seller has incurred in connection with the Assets or the operation of the Business, except for all liabilities specifically assumed by UCI of SC hereunder.

              4.6.5 Miscellaneous Required Acts. The parties hereto shall take such other actions and comply with other obligations as are required after Closing under this Agreement or under documents ancillary hereto.

     4.7 Other Actions. The parties hereto agree that they will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, documents, instruments and assurances as may be reasonably required by the other party in order to carry out fully and to effectuate the transactions herein contemplated under, and in accordance with, the provisions of this Agreement.

5.    REPRESENTATIONS AND WARRANTIES OF SELLER AND BORUCKI.   Seller and Borucki
hereby jointly and severally warrant, represent, and covenant as follows:

     5.1 Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. Seller has full power and authority to execute this Agreement and to consummate the transactions contemplated hereby. When executed and delivered, this Agreement shall constitute valid and binding obligations of Seller and Borucki enforceable in accordance with its terms and conditions. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor the compliance with any of the terms and conditions hereof, will result in the breach by Seller or Borucki of any of the terms, conditions, or judgment, law or other contract, agreement or instrument to which Seller or Borucki is bound, or constitute a default of such indenture, mortgage, deed of trust, order, judgment, law or other contract, agreement or instrument.

     5.2 Compliance with Laws. Seller is in compliance with all laws, ordinances, and regulations that govern such Seller's ownership and present use of the Assets, the violation of which would have an adverse effect on the Assets or the Business. All of the Assets sold hereunder substantially comply with applicable environmental, zoning health, OSHA, consumer products, and fire safety regulations.

     5.3 Title to Assets. At Closing, Seller will have, and shall be entitled to convey, good, marketable and insurable title to the Assets and the condition of title as required by Section 4.5. At Closing, Seller will not be indebted to any contractor, laborer, mechanic, material man or any other person or entity for work, labor, materials or services in connection with the Assets for which any such person or entity could claim a lien against the Assets. To the best of Seller's knowledge, there is not pending or threatened condemnation or eminent domain action respecting the Assets.

     5.4 Consents. No consent of any third party is required in connection with Seller's transfer and assignment of the Assets hereunder.

     5.5 Litigation. There are no judicial or administrative actions or proceedings pending, or to the best of Seller's and/or Borucki's knowledge, threatened that question the validity of this Agreement or any transaction contemplated hereby or that relate to the Assets, or to the conduct of Business, including but not limited to condemnation or bankruptcy proceedings, which if adversely determined would have an adverse effect upon Seller's and/or Borucki's ability to enter into this Agreement or perform its obligations hereunder or upon the use, enjoyment, or value of the Assets for UCI of SC and/or Doctor's Care.

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     5.6 Insurance Coverage. Buyer maintains policies of insurance covering the
Assets in amounts and against such losses and risks as are customary for facilities such as the Business in their present usage, as well as general public liability "occurrence" coverage in the amount of $1,000,000 per occurrence and $1,000,000 in the aggregate, and same will be outstanding and duly in force through Closing. For a period of one (1) year after Closing, Seller shall maintain a comprehensive general liability "occurrence" policy for discontinued operations in the amount of $200,000 per occurrence, and UCI of SC shall be listed as an additional insured under such policy.

     5.7 Normal Course. Seller shall have operated the Assets in the normal and ordinary course of business since at least January 1, 1992, and shall have paid or caused to be paid promptly when due all city, county and state ad valorem taxes and similar taxes and assessments and all utility charges and assessments imposed upon or assessed against the Assets prior to the Closing. Seller shall exercise its best efforts to preserve the goodwill of the employees, patients, suppliers and others having business relationships with the Business through Closing.

     5.8 Creditors, Solvency, and Bankruptcy. Seller and Borucki shall not hinder, delay, defraud, or avoid any obligation to any past present or future creditor in the transactions contemplated by this Agreement. Seller is currently solvent and will not be rendered insolvent as a result of the transactions contemplated hereby. Seller has not initiated, nor does it intend to initiate with respect to itself as debtor, has had initiated or expects to have initiated against it as debtor, any proceeding under federal or any state's bankruptcy, insolvency or similar laws.

     5.9 Labor and Employee Benefit Matters. Seller is not a party to any agreement with any labor organization. Seller has not maintained or sponsored for any employee or former employee of Seller any fringe or benefit plans, including without limitation, any retirement, pension, profit sharing, thrift-savings, non-qualified deferred compensation, incentive compensation, stock bonus, stock option (qualified or non-qualified), cash bonus, employee stock ownership (including, without limitation, payroll related employee stock ownership), insurance, medical, welfare or vacation plans of any kind and any "employee benefit plan" (as defined in Section 3(3) of Title I of the Employment Retirement Income Security Act of 1974, as amended ("ERISA") or any voluntary employees' beneficiary association (as defined in Section 501(c) (9) of the Internal Revenue Code) or combination of the foregoing. Seller has not incurred any accumulated funding deficiency within the meaning of ERISA or any liability to the Pension Benefit Guaranty Corporation established under ERISA, nor has any tax been assessed against Seller for the alleged violation of the Internal Revenue Code with respect to the Business or its operation.

     5.10 Payables and Taxes. Seller will pay all accounts payable and taxes, assessments, and charges respecting the Assets for which Seller remains or becomes responsible in a reasonable amount of time following Closing and will protect the reputation of UCI of SC by promptly paying all the valid debts and obligations of Seller which have been incurred in connection with the operation of the Business and which affect the Assets. Seller has paid all taxes, license fees or other charges levied, assessed or imposed upon the Business and any of the Assets, except those not yet due and payable; Seller will, however, pay all taxes incurred or accruing up to the Effective Date, whether same are payable at that date or not, including (without limitation) Ad Valorem, payroll, sales and other taxes due, incurred, or livable as of the Effective Date.

     5.11 Workers' Compensation. There are no worker compensation or similar claims or actions pending or threatened, and Seller and/or Borucki does not know of facts which would make such claims timely, by past or present employees of Seller.

     5.12 Status of Assets. The Assets sold hereunder constitute substantially all of the assets of the Business and include all property, rights, and intangibles necessary for UCI of SC and/or Doctor's Care to operate after Closing a business similar to the Business as presently conducted. All material inventory systems, machinery, equipment, and other tangible property which are portions of the Assets are generally sound, in good repair, may be safely operated within all applicable standards or regulations in their present conditions, and are in merchantable condition. All material contracts, commitments, and similar rights

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which are portions of the Assets are valid, binding, enforceable, and without known default in violation of law. The information related to accounts receivable provided to UCI of SC is materially accurate and reflect valid, binding, and enforceable rights of the Business which shall be lawfully transferred to UCI of SC hereunder, provided however that the parties hereto acknowledge that Seller shall retain Seller's cash and accounts receivable.

     5.13 No Adverse Conditions. Except as previously disclosed in writing to UCI of SC, there are no adverse conditions or circumstances that may interfere with the use and enjoyment of, or opportunity to resell or encumber, any of the Assets, or might otherwise impede UCI of SC's ability to operate a business similar to the Business utilizing the Assets.

     5.14 Brokerage. Neither Seller nor Borucki has dealt with any broker in connection with this transaction, and no brokerage commission nor claim thereof shall accrue or become payable to any person or entity respecting this transaction.

     5.15 Disclosures. To the best of Seller's and Borucki's knowledge, all information and data furnished by Seller and/or Borucki to UCI, UCI of SC or Doctor's Care with respect to the Assets and the Business will be materially true, correct, and complete, and not materially misleading.

     5.16 Representations and Warranties at Closing. Except as expressly otherwise permitted in this Agreement, the representations and warranties of Seller and/or Borucki set forth in this Agreement shall be true as of the Effective Date as though such representations and warranties were made on such date, unless they reference a specific earlier date whereupon, as of the Effective Date, they shall be true as at the earlier date referenced.

6. REPRESENTATIONS AND WARRANTIES OF UCI, DOCTOR'S CARE AND UCI OF SC. UCI, Doctor's Care and UCI of SC hereby jointly and severally represent, warrant, and covenant as follows:

     6.1 Organization and Good Standing. UCI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated. UCI of SC is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated. Doctor's Care is a professional association duly organized, validly existing, and in good standing under the laws of the State of South Carolina and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated.

     6.2 Authority of Buyer. UCI, Doctor's Care and UCI of SC each have taken all corporate action necessary to approve and authorize the execution of this Agreement, and to consummate the transactions contemplated hereby. Each of their respective representatives signing this Agreement has full power and authority to execute this Agreement in the indicated capacity and to consummate the transactions contemplated hereby. When executed and delivered, this Agreement shall constitute valid and binding obligations of UCI, Doctor's Care and UCI of SC, enforceable in accordance with its terms and conditions except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws effecting creditors rights generally and by principles of equity. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with all of the terms and conditions hereof, will result in the breach by UCI, Doctor's Care or UCI of SC of any of the terms, conditions or provisions of any of their respective constitutive document, or of any material indenture, mortgage, deed of trust, order, judgment, law, or other contract, agreement or instrument to which either of them is a party, or by which either is bound, or constitute a default of such indenture, mortgage, deed of trust, order, judgment, law, or other contract, agreement or instrument.

     6.3 Brokerage. Neither UCI, Doctor's Care, nor UCI of SC has dealt with any broker in connection with this transaction, and no brokerage commission nor claim therefor shall accrue or become payable to any person or entity respecting this transaction.


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     6.4 Consents. No consent of any third party is required in connection with the purchase and acceptance of the Assets from Seller hereunder.

     6.5 Litigation. There are no judicial or administrative actions or proceedings pending, or to the best knowledge of UCI, Doctor's Care or UCI of SC, threatened that question the validity of this Agreement or any transaction contemplated hereby, which if adversely determined would have a material adverse effect upon their ability to enter into this Agreement or perform their respective obligations hereunder.

     6.6 Creditors, Solvency and Bankruptcy. UCI, Doctor's Care or UCI of SC shall not hinder, delay, defraud or avoid any obligations to any past, present or future creditor of UCI, Doctor's Care or UCI of SC respectively in the transactions contemplated by this Agreement. The above-mentioned parties are currently solvent and will not be rendered insolvent as a result of the transactions contemplated hereby. UCI, Doctor's Care or UCI of SC does not intend to initiate with respect to itself as a debtor, nor do they expect to have initiated against it as a debtor, any proceeding under federal or any state's bankruptcy, insolvency or similar laws.

     6.7 Representations and Warranties at Closing. Except as expressly otherwise permitted in this Agreement, the representations and warranties of UCI, Doctor's Care and UCI of SC set forth in this Agreement shall be true at the Effective Date as though such representations and warranties were made on such date, unless they reference a specific earlier date whereupon, at Effective Date, they shall be true as at the earlier date referenced.

7.   CONDITIONS PRECEDENT.

     7.1 Conditions of UCI, UCI of SC and Doctor's Care. The obligations of UCI, UCI of SC and Doctor's Care hereunder shall be subject, to the extent not waived, to the satisfaction of each of the following conditions at the Closing:

              7.1.1 Representation and Warranties. The representations and warranties of Seller and Borucki contained in this Agreement shall be true and correct in all material respects as of the date when made and, except for changes specifically contemplated by this Agreement, on and as of the Effective Date as though such representations and warranties had been made as of the Effective Date.

               7.1.2 Deliveries. The release of documents which Seller is obligated to make under Section 4 shall have been made.

8.   COST AND EXPENSES .

     8.1 Transactional Cost. The parties hereto shall be responsible for their respective attorney's fees, accountants' fees, experts' fees, and other expenses incurred by them in connection with the negotiations and Closing of this transaction; provided however, in the event litigation is commenced to enforce any rights under this Agreement or to pursue any other remedy available to any party, all legal expense or other direct costs of litigation of the prevailing party shall be paid by the other party.

     8.2 Proration of Taxes and Charges. All personal property taxes, public utility charges and like charges (which are not terminated and paid as of Closing by Seller), if any, relating to the personal (tangible and intangible) property comprising the Assets shall be prorated as of the Effective Date, in accordance with regular accounting procedure. Settlement at Closing will be made on proration of estimates of such taxes and charges. If, as the result of such proration at Closing, a net balance is owed by Seller to UCI of SC, or visa versa, the amount thereof shall be paid to such party at or within thirty (30) days after receipt of the next succeeding payment notice.

     8.3 Sales Taxes. Seller shall be responsible for, and shall pay, all sales taxes, if any, applicable to the sale of the Assets as called for herein.


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9.   INDEMNITY RIGHTS.

     9.1 General Indemnity. Seller and Borucki shall jointly and severally indemnify and hold UCI, Doctor's Care and UCI of SC and their respective officers, directors and agents harmless, from any and all losses, damages, liabilities, claims, suits, demands, penalties, assessments, obligations, causes of actions or costs (including reasonable litigation expenses and legal fees) asserted against or incurred by UCI, Doctor's Care or UCI of SC as a result of any breach by Seller and/or Borucki of any covenant, warranty representation, or agreement, made by Seller and/or Borucki herein or in agreements related hereto including but not limited to litigation expenses and legal fees that might be incurred because of such breach.

     9.2 Special Indemnities. Seller and Borucki shall jointly and severally indemnify and hold UCI, UCI of SC and Doctor's Care and their respective officers, directors, and agents harmless from any and all losses, damages, liabilities, claims, suits, demands, penalties, assessments, obligations, causes of action, or costs (including reasonable litigation expenses and legal fees) asserted against or incurred by UCI, Doctor's Care, or UCI of SC as a result of:

              9.2.1 Award or Settlement. Any lawsuit or similar claim against Seller and/or Borucki arising from events or conditions prior to the Effective Date.

              9.2.2 Title to Assets. Any challenge to: (a) Seller's title to the Assets, or (b) the transfer of such title and interest to the Assets to UCI of SC pursuant to the Agreement.

              9.2.3 Accounts Payable. Any accounts payable, taxes, assessments, or charges of Seller and/or Borucki.

     9.3 Set Off and Recoupment. In addition to any other available remedies, UCI of SC, UCI, and Doctor's Care shall have the right of set off and recoupment against amounts coming due to Seller or Borucki under this Agreement, Employment Agreement, or any other instruments ancillary hereto in the event Seller breaches this Agreement or any right of indemnification arises in favor of UCI, UCI of SC, or Doctor's Care under this Agreement. Seller and Borucki retain the right to lawfully contest any such set off or recoupment in an action to collect any amounts due Seller and/or Borucki under this Agreement, Employment Agreement, or such other ancillary instruments. The inclusion of this special set off or recoupment provision shall not effect the availability, if any, of rights of set off or recoupment arising at law or in equity.

10. EXISTING LIABILITIES. Except as set forth in Section 3.1.2 hereof, neither UCI, Doctor's Care nor UCI of SC assumes any, and hereby expressly disclaims all, obligations or liabilities of Seller, contingent or absolute, including (without limitation) liabilities for (i) federal or state income, payroll, property, or sales taxes for any period, or (ii) any tort, contract, or statutory liability resulting from or alleged to have resulted from the Business prior to the Effective Date or operations of Seller prior to Effective Date, except for the obligations arising and maturing after the Effective Date to perform under those contracts expressly assumed by UCI of SC hereunder. All property taxes assessed against the Assets sold hereby shall be prorated as of the Effective Date, and Seller shall promptly pay when due, or reimburse UCI of SC for, all such taxes which remain the Seller's responsibility.

11. RISK OF LOSS. In the event the Assets or any substantial part thereof shall be damaged or destroyed prior to the Effective Date due to any casualty or event, or there shall occur any actions for condemnation or eminent domain having a material adverse affect on the Assets or any substantial part thereof, Seller shall promptly notify UCI of SC that such damage, destruction, or action has occurred and the estimated extent thereof. In case the amount of such damage, destruction, condemnation or eminent domain is in excess of 10% of the Purchase Price, including but not limited to the value of the Shares more fully described in Section 3.1, of all of the Assets immediately before such damage or destruction, then UCI of SC must within five (5) days of receipt of such notice either:

     11.1 Termination. Terminate this Agreement by giving Seller written notice of such termination and thereupon all parties shall be released of all further liability to the others; or

     11.2 Adjustment. Alternatively, and subject to the fulfillment of the conditions set forth herein, require the consummation of the transactions provided for in this Agreement and, in such case (or in case of any damage by fire or other casualty, or condemnation or eminent domain action not entitling UCI of SC to terminate this Agreement), all proceeds of insurance covering the Assets and all of the claims arising as a result of such damage or destruction to such Assets or all proceeds of such condemnation or eminent domain action for such Assets shall become the property of UCI of SC. In the event UCI of SC elects to require the consummation of the transactions contemplated herein, Seller shall not compromise or settle any such claim or action at any time without the written consent of UCI of SC which shall not be unreasonably withheld. Seller shall cooperate with the collection of such amounts. Further, in such event, the representations and warranties of Seller and Borucki, as set forth in Section 5 shall be modified equitably to account for such claim or action. In this regard, Seller represents and warrants that the face amount of the subject fire and casualty insurance exceeds 10% of the Purchase Price, including the value of stock more fully described in Section 3.1.

12.  MISCELLANEOUS.

     12.1 Entire Agreement. This Agreement, including the Exhibits hereto, embodies the entire Agreement and understanding between the parties hereto as to the matters herein addressed and supersedes all prior agreements and understandings relating to the subject matter hereof.

     12.2 No Waiver. No failure to exercise, and no delay in exercising any right, power or remedy hereunder or under any document delivered pursuant hereto shall impair any right, power or remedy which the parties hereto may have, nor shall any such delay be construed to be a waiver of any such rights, powers or remedies, or any acquiescence in any breach or default under this Agreement, nor shall any waiver of any breach or default of any party hereunder be deemed a wavier of any default or breach subsequently occurring.

     12.3 Survival. All representations, warranties, covenants, and agreements herein contained shall survive the Closing hereunder.

     12.4 Amendment. No provision of this Agreement or any document or instrument relating to the Agreement, may be amended, modified, supplemented, changed, waived, discharged, or terminated, unless the parties hereto consent thereto in writing.

     12.5 Notices. All notices, requests, approvals, consents, demands and other communication provides for or permitted hereunder shall be in writing, signed by an authorized representative of the sender and addressed to the respective party at the address set forth below:

             UCI of SC:        UCI Medical Affiliates of South Carolina, Inc.
                               6168 St. Andrews Road
                               Columbia, SC  29212-3132
                               Attn.:  M.F. McFarland, III, MD

              UCI:             UCI Medical Affiliates, Inc.
                               6168 St. Andrews Road
                               Columbia, SC  29212-3132
                               Attn.:  M.F. McFarland, III, MD

              Doctor's Care:   Doctor's Care, P.A.
                               6168 St. Andrews, Road
                               Columbia, SC  29212-3132
                               Attn.:  M.F. McFarland, III, MD

              Seller:          Carolina Examination Services, Inc.
                               1714 Providence Street
                               Columbia, SC  29204
                               Attn:  Robert Borucki, M.D.

              Borucki:         Robert Borucki, M.D.
                               1714 Providence Street
                               Columbia, SC  29204

A party hereto may change its respective address by notice in writing given to the other parties to this Agreement. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following; (i) when delivered to the party to whom such notice, request, approval, consent, demand or the communication is being given, or (ii) five (5) business days after being duly deposited in the US mail, certified, return receipt requested.

     12.6 Severability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     12.7 Successors and Assigns. This Agreement shall be binding upon the parties, and their respective successors, heirs, and assigns, and shall inure to the benefit of the parties and their respective successors, heirs, and permitted assigns.

     12.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one Agreement, and any party hereto may execute this Agreement by signing any such counterpart. The authorized attachment of counterpart signature pages shall constitute execution by the parties.

     12.9 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

     12.10 Jurisdiction. The parties hereto consent to jurisdiction, subject to proper service of process, in the State of South Carolina regarding any disputes arising hereunder.

     12.11 Usage. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "hereof" , "hereunder", "hereto", "herein", and words of similar import shall refer to this Agreement in its entirety and all references to "Articles", "Paragraphs", "Sections", and similar cross references shall refer to specified portions of this Agreement, unless the context clearly requires otherwise.

     12.12 Further Instruments and Acts. From time to time at a party's request, whether at or after Closing and without further consideration, the other party(ies) shall execute and deliver such further instruments of conveyance, transfer and assignment and upon reimbursement for actual reasonable out-of-pocket expenses take such other action as the requesting party reasonably may require to more effectively convey and transfer to the requesting party the properties to be conveyed, transferred and assigned hereunder, and, if necessary, will assist the requesting party in the collection or reduction to possession of such property. In addition, each party agrees to provide reasonable access to records respecting the Business as are requested by the other party(ies) for proper purpose with good cause shown (subject to appropriate confidentiality agreements to be negotiated as such time) and agree to reasonably cooperate in resolving any matters resulting from the transactions contemplated hereby.

     12.13 Assignment. This Agreement is not assignable by any party without the prior written consent of the other parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement under seal, with the corporate parties acting by and through their duly authorized offers, effective as of the date first above written.

                                   UCI:

                                   UCI MEDICAL AFFILIATES, INC.

                                   By:      /s/ Stephen S. Seeling
                                   Its:     Chief Operating Officer and Counsel

                                   UCI of SC:

                                   UCI MEDICAL AFFILIATES OF SOUTH
                                         CAROLINA, INC.

                                   By:      /s/ Stephen S. Seeling
                                   Its:     Chief Operating Officer and Counsel

                                   DOCTOR'S CARE:

                                   DOCTOR'S CARE, P.A.


                                   By:      /s/ Stephen S. Seeling
                                   Its:     Secretary

                                   SELLER:

                                   CAROLINA EXAMINATION SERVICES, INC.


                                   By:      /s/ Robert Borucki, M.D.
                                   Its:     President

                                   BORUCKI:


                                    /s/ Robert Borucki, M.D.
                                     Robert Borucki, M.D.

                      EXHIBITS TO ASSET PURCHASE AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION
                                  (EXHIBIT 2.1)



EXHIBIT NO.                 DESCRIPTION                       PAGE NUMBER

Exhibit A         List of Assets                                   20

Exhibit B         Leases to be Assumed                             21

Exhibit C         Investment Letter                                22

Exhibit D         Employment Agreement                             25

Exhibit E         Bill of Sale                                     33

Exhibit F         Assignment and Assumption Agreement              35

Exhibit G         Bill of Sale - Medical Records                   37

Exhibit H         Accounts Payable                                 38

                                    EXHIBIT A

                                 LIST OF ASSETS


Computer, Monitor, UPS

Laser Printer

Fax Machine

Mita Copier

Large White Refrigerator

Scales

Desk/Chair Combination

New Chairs (10) Plus Chair in Doctor's Office

Black Side Open File Cabinet

Two Short Tan File Cabinets

Audiometer

Pulmonary Function Tester

Respirator Fit Testing Unit

RBT IV

Wood Examining Table

One Stool

One Gooseneck Ex Light

                                    EXHIBIT B

                              LEASES TO BE ASSUMED

None.

                                    EXHIBIT C

                                INVESTMENT LETTER



TO:           UCI Medical Affiliates, Inc.
              6168 St. Andrews Road
              Columbia, SC 29160
              Attn:  President

RE:           Issuance of Common Stock in UCI Medical Affiliates, Inc.


Dear Sir:

     On this date, you are issuing to Carolina Examination Services, Inc., a South Carolina corporation ("Transferee"), Twenty-Four Thousand Two Hundred Forty-Three (24,243) shares (the "Shares") of the common stock, $0.05 par value, of UCI Medical Affiliates, Inc. (the "Company"). In consideration of your agreement to issue the Shares to Transferee, Transferee and Robert Borucki, M.D., the sole shareholder of Transferee ("Borucki"), hereby represent and warrant to you and hereby covenant and agree with you, as follows:

              Transferee is acquiring the Shares solely for Transferee's own account and not as nominee for, representative of, or otherwise on behalf of any other person or entity. Transferee is acquiring the Shares with the intention of holding the Shares for investment purposes only, and Transferee has no present intention of participating, directly or indirectly, in a subsequent sale, transfer or other distribution of the Shares, or of dividing Transferee's interest in the Shares with any other person or entity, other than the transfer of the Shares to Borucki as a result of the dissolution of Transferee. Transferee has not offered any of the Shares for sale or other disposition, and Transferee shall not make any sale, transfer or other disposition of the Shares in violation of state or federal law.

              Borucki is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "Act"). NOTE: An "accredited investor" includes any individual who: (a) has a net worth (with spouse) in excess of $1,000,000; (b) has had an individual income in excess of $200,000 (or joint income with spouse in excess of $300,000) in each of the two most recent years and who reasonably expects an income of the same level for the current year; or (c) is an executive office or director of the Company. (For purposes of this paragraph, calculate net worth as the sum of the fair market value of all assets, including all real estate, automobiles, savings, stocks, bonds, individual retirement accounts, pension and profit sharing plans, limited partnership interest and other investments, less all current and long term liabilities).

              The Transferee and Borucki, each considers itself to be a sophisticated investor in companies similarly situated to the Company, and Transferee and Borucki have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Shares. Transferee and Borucki understands that there is no public market for the Shares, no public market for the Shares is likely to develop and it may not be possible for Transferee to readily liquidate its investment. Transferee and Borucki are aware that Transferee's investment in the Company is speculative and involves a high degree of risk of loss arising from, among other things, substantial market, operational, competitive and other risks, and having made their own evaluation of the risks associated with this investment.

              The Shares were not offered to Transferee by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio or (b) any seminar or meeting to which Transferee was invited by any of the foregoing means of communications.

              Borucki's investment in the Shares is reasonable and consistent with the nature and size of its present investments and net worth, Borucki has no need for liquidity in the investment represented by the

Shares, and Borucki is financially able to bear the economic risk of this investment, including the ability to afford holding the Shares for an indefinite period of time and to afford a complete loss of this investment.

              Transferee is aware that the Company may offer and sell additional shares of common stock in the future, thereby diluting its percentage equity ownership of the Company.

              Transferee understands that as a publicly traded company, the Company files with the SEC various reports, including quarterly and annual financial statements, annual reports to shareholders, and proxy statements, and that all of such reports, statements and information are available to the public, including Transferee, from the SEC and directly from the Company. Transferee has been given the opportunity to obtain copies of such public information and to ask questions of, and receive answers from, you with respect to the Company and the Shares, concerning the terms and conditions of the issuance of the Shares by you to Transferee, and has been given the opportunity to obtain such additional information necessary to verify the accuracy of any information provided to Transferee by you in order for Transferee to evaluate the merits and risks of an investment in the Shares to the extent that you possess such information or could acquire it without unreasonable effort or expense. Transferee has been furnished with all information concerning the Shares and the Company that Transferee desires.

              In regard to any economic or legal considerations related to the Shares, Transferee has relied on the advice of, or consulted with, only Transferee's own advisors, and Transferee has not relied upon you, the Company, the Company's legal counsel or the accountants for the Company regarding the Shares or the transaction contemplated by this Investment Letter.

              Transferee understands and acknowledges that the issuance of the Shares to Transferee was not registered under the Act or under the securities laws of any state in reliance upon an exemption or exemptions contained in the Act (and the regulations promulgated thereunder) and applicable state securities laws. Consequently, Transferee understands that the Shares cannot be subsequently transferred unless they are registered under the Act and applicable state securities laws, or unless an exemption from such registration requirements is available. Transferee understands and acknowledges that any certificate evidencing the Shares will bear a legend restricting the transfer of such Shares consistent with the foregoing, and Transferee understands that a notation may be made in the stock records of the Company restricting the transfer of any of the Shares in a manner consistent with the foregoing.

              Transferee understands and acknowledges that neither the Company nor you are under any obligation to register the Shares for public sale or to comply with the conditions of Rule 144 promulgated by the SEC under the Act or to take any other action necessary in order to make available any exemption for the subsequent transfer of the Shares without registration.

              Transferee is a South Carolina corporation, and its principal place of business is located in the State of South Carolina at the address shown under its signature evidencing its execution of this Investment Letter, and it has no present intention of removing itself from its existing state of residence other than its dissolution.

              Transferee confirms that the representations it has previously made to the Company and those contained in this Investment Letter are correct and complete as of the date hereof, and that if there should occur any material change in such representations prior to the receipt of the Shares by Transferee, it agrees that it will immediately furnish such revised or corrected representations or information to the Company.

     This Investment Letter shall be binding upon the Transferee and the Transferee's heirs, executors, administrators, successors, representatives and assigns and shall enure to the benefit of you, your heirs, executors, administrators, successors and assigns. This Investment Letter shall be governed and construed in accordance with the laws of the State of South Carolina.

                                        TRANSFEREE:


Number of Shares of                     CAROLINA EXAMINATION SERVICES, INC.
UCI Medical Affiliates, Inc.
to be issued:
                                        By:      /s/ Robert Borucki, M.D.
                                                 Robert Borucki, M.D.
24,243 Shares                           Its:  President

Date: March 1, 1996                     181 Aspen Trail
                                        (Street Address)

                                         Columbia, South Carolina  29206-4978
                                        (City, State, Zip)



                                        BORUCKI:


                                        /s/ Robert Borucki, M.D.
                                        Robert Borucki, M.D.

                                         181 Aspen Trail
                                        (Street Address)

                                         Columbia, South Carolina  29206-4978
                                        (City, State, Zip)

                                    EXHIBIT D

                              EMPLOYMENT AGREEMENT



STATE OF SOUTH CAROLINA        )
                               )        EMPLOYMENT AGREEMENT
COUNTY OF RICHLAND             )


     THIS AGREEMENT made and entered into this 29th day of February, 1996 to be effective as of this 1st day of March 1996, between Doctor's Care, P. A. (hereinafter "Employer"), a South Carolina professional association with its principal office in Columbia, South Carolina, and Robert Borucki, MD (hereinafter "Employee").

     WHEREAS, Employee is the sole shareholder of Carolina Examination Services, Inc., a South Carolina corporation ("CES").

     WHEREAS, as of the date hereof, CES sold substantially all its assets to UCI Medical Affiliates of South Carolina, Inc., a South Carolina corporation ("UCI of SC"), pursuant to that certain Asset Purchase Agreement by and among CES, UCI of SC, Employer, Employee, and UCI Medical Affiliates, Inc., a Delaware corporation (the "Purchase Agreement").

     WHEREAS, UCI of SC has contracted with Employer to provide health care services at medical facilities that are owned or leased by UCI of SC.

     WHEREAS, Employer is a South Carolina professional association and wishes to employ the Employee to render medical services for it on a part-time basis.

     WHEREAS, Employee is a licensed physician in South Carolina and desires and is willing to become a professional employee of Employer, in accordance with the following terms, conditions, and provisions:

     NOW, THEREFORE, for and in consideration of the promises herein and other valuable consideration, it is agreed that:

     (1) Employment Term. Subject to the provisions for termination as hereinafter provided, the term of Employee's employment hereunder shall be one
(1) year beginning March 1, 1996. After the initial one (1) year term, Employee's employment hereunder shall be renewable from year to year unless either party hereto delivers to the other party hereto written notice prior to the termination of the existing term of such party's desire not to renew Employee's employment hereunder.

     (2)      Duties.

              (A) Employee shall devote his professional skill and attention to the performance of services for Employer. These duties shall include but not be limited to providing consultative, marketing, and professional services for CES's former and potential clients and patients, and for Employer's on-site and Occupational Medicine practice including but not limited to in person and telephone solicitations and marketing meetings with clients and prospective clients. The location of Employee's worksite shall be selected by Employer. Employee's work schedule for Employee, as determined by Employer taking into account if reasonably possible Employee's scheduling conflicts, shall average sixteen (16) hours per month.

              (B) Employee will actively and industriously pursue his profession in Employer's interest, will faithfully adhere to the principles and ethics of the profession, and will carefully avoid any and all personal acts, habits and usages which might injure in any way, directly or indirectly, Employer's professional reputation or that of any other employee of Employer, or which might otherwise be detrimental to any interest of Employer.

              (C) Employee hereby agrees that all fees received or collected as a result of the services rendered by Employee hereunder, together with all other emoluments, e.g., witness fees, report fees, speaker fees, etc., shall be the property of Employer. Accordingly, Employee acknowledges that Employee's employment does not confer upon Employee any ownership interest in or professional claim upon any fees charged by Employer for Employee's services, whether said fees are collected during Employee's employment or after termination thereof.

     (3)      Compensation.

              (A) Regular Compensation. For all services rendered under this Agreement, Employer shall pay the Employee an initial salary of Twelve Thousand & 00/100 Dollars ($12,000.00) per year payable in bi-weekly installments, unless otherwise requested by Employee and approved by Employer.

              (B) Changes in Compensation. From time to time, increases in the Employee's salary may be made, said increases to be reflected on the "Schedule of Compensation" attached hereto and made apart hereof; provided however nothing contained herein shall be construed to require Employer to increase Employee's salary.

              (C) Bonuses. Employer may from time to time review Employee's compensation arrangement with respect to the payment of a bonus for superior performance and contributions to Employer. Factors to be considered in making a bonus payment, if any, shall include but not be limited to Employee's demonstrated commitment to quality care, the results of patient satisfaction surveys and patient audits, Employee's ability to build and enhance a patient base, and Employee's contribution to the Employer's accomplishment of company goals; provided however that the decision to make bonus payments, if any, shall be at the sole discretion of Employer.

     (4) Fringe Benefits. As further consideration for the performance by Employee of the services set forth herein, Employee shall be eligible on a non-discriminatory basis for participation in any tax qualified deferred compensation plan maintained by Employer and also for inclusion in any group-term life insurance plan maintained by Employer, provided the Employee is deemed an eligible employee under such plans. However, Employee understands that the decision to maintain any such plans shall be in sole discretion of Employer.

     (5) Inability to Perform Services. If Employee is unable to perform the services contemplated by this Agreement as a result of illness or incapacity, Employee shall continue to receive for a period of one (1) month those Employee benefits, if any, provided for Employee by Employer hereunder, but Employee shall not receive the Regular Compensation set forth in Section 3(A) hereof during the period of such incapacity. Anything to the contrary contained herein notwithstanding if Employee is not able to resume the performance of such duties within one (1) month and one day (1) of the date Employee was first unable to perform such duties, Employee may be deemed, at the sole discretion of the Employer, to have terminated Employee's employment hereunder, and Employer shall have the right to pursue all remedies set forth herein related to such a termination.

     (6) Facilities. Employer shall provide and pay for office space and facilities, furniture, fixtures, equipment, supplies, employees and assistants necessary and appropriate for the proper performance of the duties of Employee.

     (7) Employee Death. If Employee dies while this Agreement is in full force and effect, Employer shall pay to Employee's named beneficiary, or in default of the named beneficiary to Employee's estate, all salary accrued but unpaid through the pay period which includes the date of Employee's death.

     (8) Patients and Records. Employer and Employee agree that all patient lists, records, and charts for patients treated by Employee hereunder are the property of Employer, and that upon termination of Employee's employment hereunder, Employee shall not be entitled to receive any patient lists, records, or charts whether or not the Employee shall have seen or attended any patient with which such terms are covered; provided however, that record keeping for patients treated by Employee shall be the sole responsibility of Employee, and Employee shall complete all such charts and records for such patients in accordance with professional standards.

     (9) Policy Decisions. It is understood that Employer shall have the sole and exclusive right of management over the Employer's practice, including without limitation, the determination of the professional standards to be observed, the determination of the fees to be charged, and the determination of the office hours to be maintained.

     (10) Conditions of Termination. Employee understands and agrees that cause for termination of employment hereunder includes, but is not limited to the following:

              (A) At any time by mutual agreement in writing between Employer and Employee.

              (B) Upon the occurrence of any of the following, Employer in its sole discretion may elect to terminate Employee's employment hereunder: (i) at the loss or the suspension of the right to conduct the practice of medicine by Employee, or the loss, or suspension of any right or privilege necessary or incident thereto, or (ii) the loss, suspension, or limitation of Employee's Controlled Substance license, or (iii) if Employee performs any negligent or intentional act which directly or indirectly damages the reputation or property of Employer.

              (C) At the death of Employee, provided however, that the provisions of this Agreement regarding Employee's death shall be performed by the Employer.

              (D) At the option of the Employer, upon thirty (30) days prior written notice for "good cause", which shall mean failure of Employee to provide the agreed duties hereunder or willful violation by Employee of any of the terms of this Agreement.

              (E) Upon a party hereto failing to perform and cure any covenant or condition hereunder within thirty (30) days after written notice and demand, the non-defaulting party may terminate Employee's employment hereunder.

              (F) Upon the bankruptcy, insolvency or assignment for the benefit of the creditors of Employer, or any other type of voluntary or involuntary creditors proceeding involving the property of Employer, Employee may elect to terminate Employee's employment hereunder.

              (G) Upon Employee's failure to satisfactorily comply with accepted standards of medical practice and professional conduct, Employer, in its sole discretion, may elect to terminate Employee's employment hereunder.

              (H) If Employee engages in the abuse of drugs, intoxicants or other mood-altering substances or if Employee treats or attempts to treat a patient while under the influence of drugs, intoxicants or other mood-altering substances, Employer, in its sole discretion, may elect to terminate Employee's employment hereunder.

              (I) Upon thirty days notice, Employer, in its sole discretion, may elect to terminate Employee's employment hereunder if Employee does not satisfy the credentialing requirements of the managed care and other plans with which Employer participates.

     (11) Non-Disclosure of Information. Employee shall not, at any time after the date hereof, directly or indirectly, divulge or disclose for any purpose whatsoever any confidential information that has been developed or obtained by, or disclosed to, Employee by Employer at any time or after the date hereof (exclusive of such information as is in the public domain). Employee acknowledges that such confidential information is of a special and unique nature and value relating to matters of Employer's business, including, without limitation, Employer's patents, copyrights, proprietary information, trade secrets, trademarks, systems, procedures, manuals, confidential reports, records, operational expertise, locations and lists of clients and patients and potential clients and patients, pricing information and lists, marketing materials and methods, the nature and type of services rendered by Employer, the methods used and preferred by Employer's clients and patients, and the fees paid by them (all of which are deemed for all purposes to be confidential, proprietary, and trade secrets of Employer). Any confidential information in Employee's possession shall be returned to Employer upon any termination or expiration of Employee's employment hereunder.

     (12)     Covenants Against Competition.

              (A)     Representations.

                      The parties hereto acknowledge that CES has conducted an occupational medical practice for a substantial number of years, and Borucki has been an officer, director, sole shareholder, and employee of CES since CES's incorporation in 1991. Thereby, Borucki has made use of, acquired, and added to confidential and proprietary information and trade secrets of Seller, all of which are portions of the Assets of CES (which Assets are being sold to UCI of SC pursuant to the Purchase Agreement). Borucki also has developed unique relationships with customers, patients, suppliers, and employees of CES and unique information and knowledge about the competitive market, locations, potential patients and customers, processes and prospects of CES's business. UCI of SC and/or Employer intends to operate the Assets acquired from CES for UCI of SC and Doctor's Care's business similar to CES's business. The value of UCI of SC's acquisition would be diminished in the event that Borucki were to compete with UCI of SC and/or Employer, to assist another person or entity to compete with Buyer and/or Doctor's care, or to wrongfully divulge any confidential information.

                      UCI of SC and Employer have required, as a condition precedent to its purchase of such Assets pursuant to the Purchase Agreement, that Borucki covenant not to divulge any confidential information and not to compete with UCI of SC and/or Doctor's Care as set forth herein. Borucki has agreed to provide such covenants as set forth herein as a material inducement to UCI of SC and Employer to enter into and close the Purchase Agreement and in consideration of the payments to be made thereunder. Borucki's covenants contained herein are ancillary to the Purchase Agreement. Borucki acknowledges that he will benefit from the Purchase Agreement.

              (B) Customers. During the term of Borucki's employment hereunder, and for a period of three (3) years after the termination of Borucki employment hereunder for any reason, Borucki shall not, directly or through an Affiliate (as defined below), (i) provide medical care or services (including but not limited to occupational medical services) (or assist another person or entity to provide medical care or services to) to any Customer (as hereinafter defined), or (ii) solicit or divert (or assist another person or entity to solicit or divert) any Customer from purchasing or using any of UCI of SC's and/or Employer's services. For purposes of this Section, the term "Customer" shall mean any patient, client or customer of CES and shall include (without limitation) every such person or employer to which CES has provided medical and/or occupational services prior to the date hereof. Notwithstanding the foregoing, Borucki shall not be deemed to be in violation of any covenant contained herein as a result of Borucki's providing emergency care to any Customer in a potentially life-threatening situation.

              (C) Employees. In addition to (but not in limitation of) the restrictions of Sections 12(B), during the term of Borucki's employment hereunder, and for a period of three (3) years after the termination of Borucki employment hereunder for any reason, Borucki shall not, directly or through an Affiliate (as defined below) solicit or in any manner attempt to solicit or induce any person employed by, or an agent of, UCI of SC or Employer to terminate such person's association or contract of employment or agency, as the case may be, with UCI of SC and/or Employer.

              (D) Definition of Affiliate. For purposes of this Agreement, an "Affiliate" of Borucki is a Person (as defined below) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with Borucki. For purposes of this Agreement, a "Person" includes, in addition to such person, all of the following persons: (i) any relative or spouse of such person, or any relative of such spouse, any one of whom has the same home as such person; (ii) any trust or estate in which such person or any of the persons specified in Section 12(D)(i) of this Agreement collectively own ten percent (10%) or more of the total beneficial interest, or of which any of such persons serve as trustee, executor or in any other capacity; and (iii) any corporation, partnership, limited liability company or other organization in which such person or any of the persons specified in
Section 12(D)(i) of this Agreement are the beneficial owners collectively of ten percent (10%) of any class of equity securities, of the equity interest, or of the partnership interest.

     (13)     Remedies.

                (A) Accounting for Lost Profits. If Borucki shall violate any of the provisions of Sections 11 or 12 hereof, UCI of SC and/or Employer shall be entitled to recover any non-speculative lost profits incurred by UCI of SC and/or Employer as a result of, growing out of, or in connection with, any such violation by Borucki. This remedy shall be in addition to, and not in limitation of, any injunctive relief or other rights, remedies, or damages, to which UCI of SC and/or Employer is or may be entitled as a result of this Agreement.

                (B) Injunctive Relief. In the event of a breach or threatened breach by Borucki of any of the provisions of Sections 11 or 12, UCI of SC and Employer, in addition to, and not in limitation of, any other rights, remedies, or damages available to UCI of SC or Employer at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction, and permanent injunction in order to prevent or restrain any such breach by Borucki or by Borucki's partners, agents, representatives, servants, employers, employees, companies, consulting clients, and/or any and all persons directly or indirectly acting for or with Borucki. Borucki agrees that in the event of any breach by Borucki of the covenants set forth in this Agreement, Buyer shall suffer irreparable harm for which the remedy of monetary damages may be inadequate.

                (C) Set Off. In the event of any adjudicated breach by Borucki of this Agreement or the Purchase Agreement, in addition to the other rights or remedies to which Employer and/or UCI of SC may be entitled, UCI of SC and Employer shall be entitled, at its option, to set off and recoup against the payments becoming due pursuant to the Purchase Agreement the amounts to which UCI of SC and/or Employer may become entitled. Borucki's right to lawfully contest such set off or recoupment in any action to collect the amounts due hereunder shall not be impaired by UCI of SC or Employer's exercise of such set off or recoupment right.

                (D) Alternatives/Survival. Buyer shall have the option, in its sole discretion, to enforce the various restrictions of Sections 11 and 12 cumulatively, in the alternative, or consecutively. The terms of Sections 11, 12, and 13 hereof shall survive the termination of Employee's employment hereunder.

              (E) Reasonableness of Restrictions. Borucki has carefully read and considered the provisions of Sections 11, 12, and 13, and, having done so, voluntarily agrees that the restrictions set forth in those Sections, including, but not limited to, the time period of restriction, and the scope of restricted activities set forth in Section 12, are fair and reasonable and are reasonably required for the protection of the legitimate interests of UCI of SC and Employer, and its parent or subsidiary corporations, partnerships, officers, directors, partners, employees and affiliates, including but not limited to UCI Medical Affiliates, Inc. In the event that, notwithstanding the foregoing, any of the provisions of Sections 11, 12, or 13 or any parts thereof shall be held to be invalid or unenforceable, the remaining provisions or parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included therein. In the event that any provisions of Sections 11 or 12 relating to the time period and/or the areas of restriction and/or the scope of restricted activities and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or the scope of restricted activities and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

     (14) Burden and Benefit. This Agreement shall be binding upon Employer's successors and assigns and Borucki's heirs, personal and legal representatives, successors and assigns, and shall inure to the benefit of Buyer's successors and permitted assigns and Borucki's heirs, personal legal representatives, successors, and permitted assigns. The terms of this agreement are intended to benefit UCI of SC.

     (15) Modifications. This Agreement can only be modified by a written agreement duly signed by Borucki and an authorized representative of Buyer. Moreover, in order to avoid uncertainty, ambiguity and misunderstandings in their relationships, the parties hereto covenant and agree not to enter into any oral agreement or understanding inconsistent or in conflict with this Agreement; and the parties hereto further covenant and agree that any oral communication allegedly or purportedly constituting such an agreement or understanding shall be absolutely null, void and without effect.

     (16) Waiver. Any waiver by either party of any breach or any term or condition hereof shall be effective only if in writing and such writing shall not be deemed to be a waiver of any subsequent or other breach, term or condition of this Agreement.

     (17) Assignments. Neither this Agreement nor any rights hereunder may be assigned or otherwise transferred by Borucki.

     (18) Cumulative Remedies. All rights and remedies of a party hereunder shall be cumulative and in addition to such rights and remedies as may be available to a party at law or equity.

     (19) Venue and Jurisdiction. The parties hereto hereby (i) agrees that any litigation, action or proceeding arising out of or relating to this Agreement may be instituted in a state or federal court located in Richland County, South Carolina, (ii) waives any objection which it might have now or hereafter to any such litigation, action, or proceeding based upon improper venue or inconvenient forum, and (iii) irrevocably submits to the jurisdiction of such courts in any such litigation, action or proceeding. For all purposes of this Agreement, the parties hereto further agrees that service of process may be effected pursuant to United States mail.

     (20) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contemporaneous written or oral agreements and representations between the parties with respect thereto.

     (21) Governing Law. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of South Carolina.

     (22) Severability. The invalidity or unenforceability or any provision of this Agreement shall not render invalid or unenforceable any other provision hereof.

     (23) Survival. All terms of this Agreement shall survive the Closing under the Purchase Agreement.

     (24) Usage. Capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "hereof", "hereunder", "hereto", "herein", and words of similar import shall refer to this Agreement in its entirety and all references to "Paragraphs", "Sections", and similar cross references shall refer to specified portions of this Agreement, unless the context clearly requires otherwise.

     (25) Enforcement. In the event litigation or other legal proceedings are commenced to enforce any rights under this Agreement, all reasonable legal expenses (including reasonable attorney's fees) and other direct costs of litigation of the prevailing party shall be paid by the non-prevailing party. All remedies specified herein are cumulative and non-exclusive, and parties shall be entitled to seek or enforce any other rights or remedies available to them at law or in equity.

     (26) Notices. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following: (i) upon receipt by the party to whom such notice, request, approval, consent, demand or other communication is being given; or (ii) three (3) business days after being duly deposited in the United States certified mail, return receipt requested, and addressed as follows:

              Employer:                 Doctor's Care, P.A.
                                        6168 St. Andrews Road
                                        Columbia, South Carolina 29212
                                        Attn.:  Stephen Seeling, Esquire


              Employee:                 Robert Borucki, M.D.
                                        181 Aspen Trail
                                        Columbia, South Carolina  29206-4978


The parties hereto may change their respective addresses by notice in writing given to the other party to this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

                                        EMPLOYER:

                                        DOCTOR'S CARE, P.A.



                                        By:      /s/ Stephen S. Seeling
                                        Its:     Secretary


                                        EMPLOYEE:



                                         /s/ Robert Borucki, M.D.
                                        Robert Borucki, MD

                            SCHEDULE OF COMPENSATION



                                                                                   Agreed To

Date  Change Effective                 New Annual Salary                    Employer    Employee


                                    EXHIBIT E

                                  BILL OF SALE



     KNOW ALL MEN BY THESE PRESENTS, that CAROLINA EXAMINATION SERVICES, INC., a South Carolina corporation with offices at 1714 Providence Street, Columbia, South Carolina 29204 (the "Seller"), for and in consideration of the sum of Ten Dollars ($10.00), lawful money of the United States, and other good and valuable consideration to them in hand paid at or before the ensealing and delivery of these presents by UCI MEDICAL AFFILIATES OF SOUTH CAROLINA, INC., a South Carolina corporation with offices at 6168 St. Andrews Road, Columbia, South Carolina 29212 (the "Buyer"), the receipt and sufficiency whereof is hereby acknowledge, has bargained and sold and by these presents does sell, assign and transfer unto Buyer all of Seller's right, title and interest in and to, all the machinery, equipment, computers, telephone systems, inventory, furniture, furnishings, office equipment, customer and patients lists, and other tangible personal property composing portions of the Assets described in the Asset Purchase Agreement dated as of March 1, 1996, between Seller, Buyer, UCI Medical Affiliates, Inc., Doctor's Care, P.A., and Robert Borucki, M.D.(the "Agreement"), all as provided in the Agreement.

     TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns, forever. AND Seller does for itself and its successors and assigns, covenant and agree to and with Buyer, its successors and assigns, to warrant and defend the sale and conveyance of the aforesaid assets hereby sold unto Buyer.

     This Bill of Sale is made, executed and delivered pursuant to the Agreement, and is subject to all of the terms, provisions, and conditions thereof, including (without limitation) the indemnification therein. To the extent of any conflict between the terms hereof and thereof, the terms of the Agreement shall be controlling.

     All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement unless the context clearly requires otherwise.

     IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of this 29th day of February, 1996, to be effective as of the 1st day of March, 1996.

IN THE PRESENCE OF:            CAROLINA EXAMINATION SERVICES, INC.
                                                 (CORPORATE SEAL)


/s/ Julian Hennig, III                     By:      /s/ Robert Borucki, M.D.
(Witness)                         Its:     President


 /s/ Mark D. Bower
(Witness)

STATE OF SOUTH CAROLINA        )
                               )                 PROBATE
COUNTY OF RICHLAND             )


     PERSONALLY APPEARED before me the undersigned witness who, after first being duly sworn, deposes and says that s/he saw the within named CAROLINA EXAMINATION SERVICES, Inc., by Robert Borucki, M.D., its President, sign, seal and, as its act and deed, deliver the within written Bill of Sale for the uses and purposes therein mentioned and that s/he with the other witness whose signature appears above, witnessed the execution thereof.

SWORN to before me this 29th
day of February, 1996.                                    /s/ Mark D. Bower
                                                          Witness

/s/ Julian Hennig, III                  (L.S.)
Notary Public for South Carolina
My Commission Expires: 1-10-2000

                                    EXHIBIT F

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


     KNOW ALL MEN, that CAROLINA EXAMINATION SERVICES, INC., a South Carolina corporation (the "Assignor"), for and in consideration of the sum of Ten Dollars ($10.00), lawful money of the United States, and other good and valuable consideration to it in hand paid at or before the ensealing and delivery of these presents, by UCI MEDICAL AFFILIATES OF SOUTH CAROLINA, INC., a South Carolina corporation ("Assignee"), the receipt and sufficiency whereof is hereby acknowledged, hereby assigns to Assignee all of Assignor's right, title and interest in and to the permits, licenses, computer software, and all other intangible assets and rights composing portions of the Assets as described in the Asset Purchase Agreement dated as of March 1, 1996, between Assignor, Assignee, UCI Medical Affiliates, Inc., Doctor's Care, P.A., and Robert Borucki, M.D. (the "Agreement"), all as provided in the Agreement, plus the equipment leases set forth on Schedule 1 attached hereto.

     Assignee hereby covenants with Assignor to assume and faithfully perform and discharge all of the terms, covenants, liabilities and obligations (subject to the Agreement) maturing and to be performed or discharged by Assignor under the above assigned contracts beginning on the date hereof and henceforth.

     This Assignment is made, executed, and delivered pursuant to the Agreement, and is subject to all the terms, provisions and conditions thereof, including (without limitation) the mutual indemnifications therein. To the extent of any conflict between the terms hereof and thereof, the terms of the Agreement shall be controlling.

     All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement unless the context clearly requires otherwise.

     IN WITNESS WHEREOF, the parties have duly executed this Assignment and Assumption Agreement as of this 29th day of February, 1996, to be effective as of the 1st day of March, 1996.


                             ASSIGNOR:

                             CAROLINA EXAMINATION SERVICES, INC.


                             By:      /s/ Robert Borucki, M.D.
                             Its:     President

                             ASSIGNEE:

                             UCI MEDICAL AFFILIATES OF SOUTH CAROLINA, INC.


                             By:      /s/ Stephen S. Seeling
                             Its:     Chief Operating Officer and Counsel

                                   SCHEDULE 1

                         Equipment Leases To Be Assumed

None.

                                    EXHIBIT G

                         BILL OF SALE - MEDICAL RECORDS



     KNOW ALL MEN BY THESE PRESENTS, that Robert Borucki, M.D. and Carolina Examination Services, Inc., a South Carolina corporation (collectively the "Grantor"), for and in consideration of the sum of Ten and no/100 Dollars ($10.00), and other good and valuable consideration to it in hand, paid at or before the ensealing and delivery of these presents, by Doctor's Care, P.A., a South Carolina professional association ("Grantee"), the receipt, sufficiency and adequacy of which is hereby acknowledged and subject to the terms hereof, has bargained and sold and by these presents does sell, assign, transfer, remise, release and quitclaim unto the said Grantee, its successors and assigns, all of the Grantor's right, title and interest in and to the following goods and chattels:

              All Patient Records owned by Grantor with respect to Grantor's medical practice at 1714 Providence Street, Columbia, South Carolina 29204

     TO HAVE AND TO HOLD the same unto said Grantee, its successors and assigns forever.

     IN WITNESS WHEREOF, this Bill of Sale has been executed by Grantor as of this 29th day of February, 1996, to be effective as of the 1st day of March, 1996.


WITNESSES:                           CAROLINA EXAMINATION SERVICES, INC.


/s/ Julian Hennig, III               By:         /s/ Robert Borucki, M.D.
                                     Its:        President
(SEAL)
/s/ Mark D. Bower


                                                 /s/ Robert Borucki, M.D.
                                                 Robert Borucki, M.D.
 (SEAL)
 /s/ Julian Hennig, III

/s/ Mark D. Bower

                                    EXHIBIT H

                                ACCOUNTS PAYABLE




                                  February 1996

              COMPANY                      BILL               PAYMENT                BALANCE
------------------------------------ ------------------ -------------------- ------------------------
Brian Center                                   2600.00              1300.00                  1300.00
LabCorp                                        3204.65                 0.00                  3204.65
Accu-Lab                                       5735.00                 0.00                  5735.00
Smith-Kline                                   11740.01                 0.00                 11740.01
SCE&G                                           496.17                 0.00                   496.17
Bell South                                      892.33                 0.00                   892.33
GTE                                              60.80                 0.00                    60.80
City of Columbia                                 81.95                 0.00                    81.95
MMI                                              70.00                 0.00                    70.00
Doctor's Care                                     0.00                 0.00                     0.00
Hawthorne Pharm                                   0.00                 0.00                     0.00
Incendra Inc.                                     0.00                 0.00                     0.00
Med Arts                                          0.00                 0.00                     0.00
McWaters                                        157.50                 0.00                   157.50
Physicians Sales                                  0.00                 0.00                     0.00
Page South                                       75.40                 0.00                    75.40
Durr Medical                                      0.00                 0.00                     0.00
Palmetto Fam. Med.                                0.00                 0.00                     0.00
Sellars & Bauk.                                 625.00                 0.00                   625.00
AT&T                                             30.87                 0.00                    30.87
Occupational Med                                 38.86                 0.00                    38.86
Smith Drug(*)                                   728.16                 0.00                   728.16
Ray's Sprays                                      0.00                 0.00                     0.00
Prentice Hall                                     0.00                 0.00                     0.00
Total Lawn Care                                   0.00                 0.00                     0.00
White Rock Pharm.                                 0.00                 0.00                     0.00
                                     ------------------ -------------------- ------------------------

              TOTALS                        $26,536.70            $1,300.00               $25,236.70
                                     ================== ==================== ========================



(*) $236.70 of the liability will stay with CES. $491.46 of the liability is assumed by UCI.


These total liabilities assumed equals exactly $25,000.00, if UCI assumes the liabilities to the amounts shown above.